Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2021 relating to the financial statements of HighPoint Resources Corporation, appearing in the Annual Report on Form 10-K of HighPoint Resources Corporation for the year ended December 31, 2020, from, and included in, the Current Report on Form 8-K of Civitas Resources, Inc. (f/k/a Bonanza Creek Energy, Inc.) filed on March 1, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

March  21, 2022